Exhibit 97
Crown Castle
Incentive Compensation Recovery Policy
Introduction
This Incentive Compensation Recovery Policy (“Recovery Policy”) is intended to comply, and will be interpreted to be consistent, with Section 10D of the Securities Exchange Act of 1934, as amended, together with Rule 10D-1 promulgated thereunder, and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual (collectively, “Recovery Rules”). This Recovery Policy applies independently of all other clawback, recoupment or forfeiture policies, agreements or other arrangements of Crown Castle (collectively, “Other Clawback Policies”).
Unless defined in the text, capitalized terms used in this Recovery Policy have the meaning set forth in the “Definitions” section below.

This Recovery Policy applies to Covered Officers of Crown Castle. While each Executive Officer is required to execute a Recovery Policy Participation Agreement in the form attached as Exhibit A, in no event will failure to execute a Recovery Policy Participation Agreement have an impact on the applicability or enforceability of this Recovery Policy.

Policy

In the event Crown Castle is required to prepare a Covered Financial Restatement, Crown Castle shall seek to recover reasonably promptly the amount of any Excess Incentive Compensation that was Received by a Covered Officer; however, this Recovery Policy applies only to Incentive Compensation that is Received by a Covered Officer: (i) after beginning services as an Executive Officer; (ii) who served as an Executive Officer during the performance period for such Incentive Compensation; (iii) while Crown Castle had a class of securities listed on the national securities exchange; and (iv) during the Look-back Period, but no earlier than October 2, 2023 (“Effective Date”). Crown Castle’s obligation to recover Excess Incentive Compensation from a Covered Officer is not dependent on if or when the applicable restated financial statements are filed.

Crown Castle must recover Excess Incentive Compensation pursuant to this Recovery Policy, unless the Compensation Committee determines that recovery would be impracticable because: (i) the direct expense paid to a third party to assist in enforcing this Recovery Policy would exceed the amount of Excess Incentive Compensation (however, Crown Castle must make a reasonable attempt to recover such compensation before concluding that recovery is impracticable, document such reasonable attempt and provide such documentation to the NYSE); or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Crown Castle’s employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

In no event will recoupment from a Covered Officer or any other action by Crown Castle or an agent of Crown Castle to recovery Excess Incentive Compensation under this Recovery Policy be deemed: (i) “good reason” or term of similar import or to serve as a basis for a claim of constructive termination under any benefit, compensation or severance arrangement applicable to such Covered Officer; or (ii) to constitute a breach of a contract or other arrangement to which such Covered Officer is party.

If a Covered Financial Restatement demonstrates a deficiency, based on the adjusted Financial Reporting Measures, in the amount of Incentive Compensation that was Received by a Covered Officer, the Company’s Board of Directors (“Board”) shall have the authority to revise the Incentive Compensation payable to such Covered Officer or to take other such actions it deems necessary to address such deficiency.

Means of Recovery
The Administrator shall have sole discretion to determine the appropriate timing and means by which Excess Incentive Compensation shall be recovered, but such recovery must be reasonably prompt. Subject to compliance with any applicable law, the Administrator may effect recovery under this Recovery Policy from any amount otherwise payable to the Covered Officer, including amounts payable or paid to the Covered Officer prior to, on or after the Effective Date.
Any Excess Incentive Compensation that is Received by a Covered Officer and that has subsequently been (i) forfeited prior to payment or delivery thereof or never paid or delivered to the Covered Officer (including as a result of termination of employment or breach of contract) or (ii) recovered pursuant to Section 304 of the Sarbanes-Oxley Act, other federal or state law or Other Clawback Policies, shall, in each case, be deemed recovered for purposes of this Recovery Policy. To the extent that any remaining Excess Incentive Compensation consists of amounts paid to such Specified Officer in shares of Crown Castle common stock that are still held by such Covered Officer, such Covered Officer is entitled to repay such amounts with such shares of common stock. If a Covered Officer fails to repay any Excess Incentive Compensation in accordance with this Recovery Policy within a reasonable amount of time, as determined by the Administrator in its sole discretion, the Administrator may require such Covered Officer to reimburse Crown Castle for any and all expenses reasonably incurred (including legal fees) by Crown Castle in recovering such Excess Incentive Compensation.

Administration
This Recovery Policy will be administered by the independent directors serving on the Board or such committee thereof charged by the Board with administration of this Recovery Policy (“Administrator”). The Board has charged the Compensation Committee to act as the initial Administrator. The Administrator will have the full power and authority to interpret, make determinations under, and enforce this Recovery Policy, in accordance with the Recovery Rules. All determinations and decisions made by the Administrator pursuant to this Recovery Policy will be final, conclusive and binding on all affected persons and need not be uniform with respect to each individual covered by this Recovery Policy. Subject to any limitation under applicable law, the Administrator may authorize and empower any officer or employee of Crown Castle to take any and all actions necessary or appropriate to carry out the intent of this Recovery Policy (other than with respect to any recovery under this Recovery Policy involving such officer or employee).

Definitions

“Covered Financial Restatement” means an accounting restatement required due to Crown Castle’s material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The following shall not constitute a Covered Financial Restatement: (i) out-of-period adjustments; (ii) retrospective application of a change in accounting principle; (iii) retrospective revision to reportable segment information due to a change in the structure of the internal organization of Crown Castle; (iv) retrospective reclassification due to a discontinued operation; (v) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (vi) retrospective revision for stock splits, reverse stock splits, stock dividends or other change in capital structure.

“Covered Officer” means Crown Castle’s current and former Executive Officers.

“Excess Incentive Compensation” means the amount of Incentive Compensation that is Received by a Covered Officer from Crown Castle in excess of the amount that otherwise would have been received had it been determined based on the restated Financial Reporting Measure following the completion of a Covered Financial Restatement as determined by the Administrator in accordance with the Recovery Rules. The amount of Excess Incentive Compensation shall be determined on a gross basis, without regard to any taxes owed or paid by the Covered Officer in respect of the Excess Incentive Compensation. For Incentive Compensation based on stock price or total stockholder return, where the amount of Excess Incentive Compensation is not subject to mathematical recalculation directly from the information in the Covered Financial Restatement, the amount of Excess Incentive Compensation will be based on a reasonable estimate of the effect of the Covered Financial Restatement on the stock price or total stockholder return upon which the Incentive Compensation was received.

“Executive Officer” means each “executive officer” of Crown Castle, as determined in accordance with the definition of “executive officer” under Rule 10D-1(d), and includes, at a minimum, each person identified as an executive officer pursuant to Item 401(b) of Regulation S-K during the Look-back Period.

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing Crown Castle’s financial statements, and any measures that are derived in whole or in part from such measures, including total stockholder return and stock price. Financial Reporting Measure need not be presented within Crown Castle’s financial statements or included in a filing with the Securities and Exchange Commission.

“Incentive Compensation” means any compensation that is granted, earned or becomes vested, in whole or in part, upon the attainment of a Financial Reporting Measure and as identified by the Administrator in accordance with the Recovery Rules.

Incentive Compensation is deemed “Received” by a Covered Officer in Crown Castle’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is achieved or attained, even if the payment, vesting, grant or certification of achievement of the Incentive Compensation occurs after the end of that fiscal period.

“Look-back Period” means the three completed fiscal years of Crown Castle immediately preceding the Triggering Date. The “Look-back Period” also includes any transition period (that results from a change in Crown Castle’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence; provided, however, that a transition period between the last day of Crown Castle’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.

“Triggering Date” means the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of Crown Castle authorized to take such action if Board action is not required, concludes or reasonably should have concluded, that Crown Castle is required to prepare a Covered Financial Restatement; or (ii) the date a court, regulator or other legally authorized body directs Crown Castle to prepare a Covered Financial Restatement, provided that the determination and application of this Recovery Policy as a result of this clause shall occur only after the action by such court, regulator or other legally authorized body, as applicable, is final and non-appealable.

Amendment
Any amendment to this Policy shall be made only by the Board, or the appropriate committee thereof. If an amendment to this Policy is made, appropriate disclosure should be made in accordance with applicable laws, regulations and listing standards of the stock exchange on which shares of Crown Castle common stock are then trading.

Exhibit A

Recovery Policy Participation Agreement

This Recovery Policy Participation Agreement (“Participation Agreement”) to the Incentive Compensation Recovery Policy (“Recovery Policy”) of Crown Castle Inc. (“Company”) is entered into between the Company and undersigned. Capitalized terms used but not defined in this Participation Agreement shall have the meanings assigned to such terms in the Recovery Policy.

By signing below, the undersigned:

1.acknowledges, agrees and confirms that the undersigned has received and reviewed a copy of the Recovery Policy and that the undersigned is, and the undersigned’s beneficiaries, heirs, executors, administrators or other legal representatives, as applicable, are subject to the Recovery Policy;

2.agrees to comply with the Recovery Policy, including, without limitation, by returning, forfeiting or otherwise repaying Excess Incentive Compensation pursuant to, and in accordance with, the Recovery Policy and applicable law, and that the undersigned remains subject to the Recovery Policy during and after the undersigned’s employment or engagement with the Company and any of its subsidiaries;

3.acknowledges and agrees that the Recovery Policy shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of law principles. Except as otherwise provided under the Recovery Policy and this Participation Agreement, the parties shall each bear their own expenses in connection with any dispute under or relating to the Recovery Policy;

4.acknowledges and agrees that in the event of any inconsistency between the Recovery Policy and the terms of any Severance Agreement, Separation Agreement or other similar agreement to which the undersigned is a party, or the terms of any compensation plan, program, agreement or arrangement under which any Incentive Compensation has been granted, awarded, earned or paid, in each case, the terms of the Recovery Policy shall govern; and

5.acknowledges that the Recovery Policy may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and the undersigned shall remain subject to the Recovery Policy in all respects, as so amended, restated, supplemented or otherwise modified.

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Signature

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Print Name

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Date